Exhibit 99.1

NEWS RELEASE

Contacts:

Kristen Timmers

NetManage, Inc.

(408) 342-7626

kristen.timmers@netmanage.com

NetManage, Inc. to Acquire Librados, Inc.

Brings a complete suite of application adapter technologies to NetManage’s product portfolio opening new markets and allowing composite application solutions to be delivered to customers

Cupertino, Calif., September 22, 2004. NetManage, Inc. (Nasdaq: NETM) today announced that it has entered into a definitive agreement to acquire Librados, Inc. a privately held developer of cost effective and easy to implement standards based enterprise application adapters.

Librados Inc., with customers such as British American Tobacco, Swiss Life and Neopost and Independent Software Vendor (ISV) customers such as Embarcadero Technologies, Metamatrix and Digital Harbor, has gained market recognition by instituting a royalty-free business model for state of the art adapters – effectively changing the economics of the application adapter business. Through this acquisition NetManage will expand its portfolio of solutions for customers needing to extend and add value to their existing applications, and will add the Librados Adapter Library to NetManage Host Services Platform. The Librados product-line will continue to drive the prohibitive costs out of Enterprise Application Integration (EAI) with the unique royalty-free source code business model.

“We believe that Librados has the best of breed connector and adapter capabilities on the market today. This technology complements NetManage’s vision and our Host Services Platform solution,” said Zvi Alon, chairman, president and CEO of NetManage. “Both companies share a deep commitment to customers. This acquisition will expand our offering and enable us to deliver the industry’s most comprehensive solution to all types of customers—from small businesses to the largest enterprises.”

“We are delighted to be joining forces with NetManage,” said David Richards, CEO of Librados. “NetManage’s strength and credibility in the corporate marketplace, along with their years of experience accessing mission critical host-based applications, will be complemented significantly by the addition of the Librados application adapter suite. This is great news for our current and future customers as we now have the backing of a solid, well-established public company that will allow us to expand our product line and enable us to further scale our business operations,” concluded Richards.

Once complete, the acquisition of Librados will put NetManage in a leadership position enabling the company to offer its customers a complete range of solutions for accessing and leveraging corporate applications and information. As organizations implement Services Oriented Architectures (SOAs) and adopt Web Services standards, the central role of existing corporate systems is now considered to be pivotal to success. The combined NetManage and Librados product portfolio will offer customers an unrivalled choice. NetManage’s Host Services Platform, which provides a continuum of solutions from traditional emulation to composite applications, will benefit substantially from the addition of Librados technology.

“Acquiring Librados brings a wealth of application connectivity and adapter capabilities to our existing Host Services Platform strategy,” said Peter Havart-Simkin, NetManage’s Senior VP of Strategic Development. “By integrating the Librados technology with NetManage’s existing OnWeb®, we are able to offer our customers the broadest set of host application connectivity available. As NetManage continues to build out its Services Oriented Architecture strategy for both the Microsoft .NET and J2EE worlds, the Librados application adapters will be a cornerstone of the NetManage Composite Application Server roadmap.”

Acquisition Overview

The acquisition will:

•	Add state-of-the-art adapters and connectors to NetManage’s Host Service Platform solutions, providing customers with immediate access to a full range of application integration capabilities.

•	Expand NetManage’s ability to deliver solutions that allow customers to reuse existing applications when building new systems within a Service-Oriented Architecture.

•	Strengthen Librados’s ability to address the growing worldwide market for application adapter products.

•	Deepen NetManage’s existing expertise

•	Extend NetManage’s coverage of legacy environments.

“NetManage’s strategic advantage is its ability to deliver what we believe is the only fully integrated platform to support the entire range of host access and integration requirements for the modern enterprise. This acquisition serves to strengthen NetManage’s leadership position in that market,” concluded Zvi Alon. “For customers, this broader, integrated solution will provide a real opportunity to reduce total cost of ownership and risk, while increasing the return on investment by streamlining incumbent technologies associated with mainframe integration. We are thrilled to welcome the Librados team to NetManage.” added Alon.

About Librados

Librados provides cost-effective and easy to implement J2EE standards-based enterprise application adapters to meet the real-time integration needs of today’s Web-enabled enterprise. With a comprehensive suite of application adapters, back-end enterprise application functionality can be exposed in a wide variety of formats, such as XML and Web services. Librados is driving the prohibitive cost out of EAI by offering unique source code royalty-free licensing for ISVs, with comprehensive maintenance and support.

About NetManage

NetManage, Inc. (NASDAQ: NETM) believes that mainframe systems are core business assets, not legacy technologies. The Host Services Platform provides a full range of solutions that Line of Business and IT Managers need when designing and implementing host-based business initiatives. By extending mainframe data and logic, NetManage delivers new efficiencies and returns in a Web-based business world. Founded in 1990, the Company has more than 10,000 customers including 480 of the Fortune 500. NetManage is headquartered in Cupertino, California and has offices worldwide. For more information, visit www.netmanage.com

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© 2004 NetManage, Inc., its subsidiaries, and its affiliates. All rights reserved.

NetManage, the NetManage logo, the lizard-in-the-box logo, RUMBA, ONESTEP, ViewNow, SupportNow, and OnWeb are either trademarks or registered trademarks of NetManage, Inc., its subsidiaries, and affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding improvement in the Company’s competitive position, improvement in financial results and business pipeline, the Company’s positioning in the eBusiness market, and the progress and benefits of the Company’s execution on its business plan. The Company’s actual results could differ materially from the results discussed in the forward-looking statements. The factors that could cause or contribute to such differences include, among others, that the markets for the Company’s products could grow more slowly than the Company or market analysts believe, that the Company will be unable to position itself to take advantage of growth in the eBusiness market, or that the Company will not be able to take advantage of growth in the Company’s target markets. In addition, there is no assurance that the Company will not suffer increased competitive pressures; and that corporate buying decisions will not be influenced by the actions of the Company’s competitors or other market factors; or that the Company will continue to progress in the execution of its business plan. Additional information on these and other risk factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K, Forms 10-Q, Forms 8-K and other documents filed with the Securities and Exchange Commission.